EX.99.j.2

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of the Aberdeen Funds:

We consent to the use of our report dated December 30, 2015, with respect to the financial statements of the Arden Alternative Strategies II, as of October 31, 2015, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the prospectus and in the introduction to, and under the headings, “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 26, 2016